Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QUARK PHARMACEUTICALS, INC.

Daniel Zurr and Robert L. Jones certify that:

1.           They are the Chief Executive Officer and Secretary of Quark Pharmaceuticals, Inc., a California corporation.

2.           The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

I

The name of this corporation is Quark Pharmaceuticals, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

Classes of Stock.  This corporation is authorized to issue two classes of shares to be designated respectively common stock and preferred stock.  The total number of shares of common stock this corporation shall have authority to issue is 72,500,000, all of which shall be designated as “Class A Common Stock Voting” (the “Common Stock”), and the total number of shares of preferred stock this corporation shall have authority to issue is 31,282,410 of which 967,497 shares shall be designated Series A Preferred Stock (“Series A Preferred”), 4,219,914 shares shall be designated Series B Preferred Stock (“Series B Preferred”), 1,568,692 shares shall be designated Series C Preferred Stock (“Series C Preferred”), 5,442,212 shall be designated Series D Preferred Stock (“Series D Preferred”), 2,050,820 shares shall be designated Series E Preferred Stock (“Series E Preferred”), 1,143,764 shares shall be designated Series F Preferred Stock (“Series F Preferred”), 10,489,511 shares shall be designated Series G Preferred Stock (“Series G Preferred”), and 5,400,000 shares are designated Series H Preferred Stock (“Series H Preferred”) (the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred are collectively referred to hereinafter as the “Preferred Stock”).  The par value of each share of Common Stock and each share of Preferred Stock is $0.001 per share.

1.

The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Rights, Preferences, Privileges and Restrictions.  The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1.           Dividends.

(a)           The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred shall be entitled to receive prior to and in preference to the holders of the Common Stock, payable pari passu when and as declared by the Board of Directors, dividends at the rate of $0.08, $0.08, $0.26, $0.26, $0.64, $0.78, $0.093 and $0.50 per share, respectively (in each case as adjusted for any stock split, stock dividend, recapitalization (that does not change in any material respect the economic relationship of the then existing shareholders) or similar event (“Recapitalizations”) with respect to such shares) per annum as the Board of Directors may from time to time determine out of funds legally available therefor.  No dividends shall be paid on the Common Stock of the corporation during any fiscal year of the corporation until dividends in the total amount of $0.08 per share on the Series A Preferred and the Series B Preferred, $0.26 per share on the Series C Preferred and the Series D Preferred, $0.64 per share on the Series E Preferred, $0.78 per share on the Series F Preferred, $0.093 per share of the Series G Preferred and $0.50 per share of Series H Preferred shall have been paid or declared and set apart during that fiscal year.  The right to such dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year.  No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid on the Preferred Stock.  In the event that the Board of Directors shall have declared a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid pari passu and ratably to each holder of Preferred Stock in proportion to the dividend amounts which each such holder is entitled.  In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Preferred Stock at the rate specified in this Section in any one year, and shall elect to declare additional dividends in that year out of funds legally available therefor, such additional dividends shall be declared and paid on each share of Preferred Stock at the same time as any dividends are declared and paid on the Common Stock, in an amount equal to the dividends paid on such number of shares of Common Stock into which such shares of Preferred Stock, on the record date for such dividend payments, are convertible.

(b)           As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase.

2.

2.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

(a)           The holders of the Series G Preferred and Series H Preferred shall be entitled to receive, pari passu and prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any other series of Preferred Stock and Common Stock by reason of their ownership of Series G Preferred or Series H Preferred, respectively, the amount equal to the sum of (i) $1.72 per share for each share of Series G Preferred and $6.00 per share for each share of Series H Preferred then held by them (as adjusted for Recapitalizations with respect to such shares) and (ii) an amount equal to all declared but unpaid dividends or distributions on each share of Series G Preferred and Series H Preferred, respectively.  If the assets and funds distributed among the holders of the Series G Preferred and Series H Preferred pursuant to this Section 2(a) shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed pari passu and ratably among the holders of the Series G Preferred and Series H Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(b)           After payment has been made to the holders of the Series H Preferred and Series G Preferred of the full amounts to which they shall be entitled as set forth in Section 2(a), holders of the Series F Preferred and Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and the Common Stock by reason of their ownership of Series F Preferred and Series E Preferred, the amount equal to the sum of (i) $12.00 per share for each share of Series F Preferred and $9.83 per share for each share of Series E Preferred then held by them, as the case may be (as adjusted for Recapitalizations with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends or distributions on each share of Series F Preferred or the Series E Preferred, as the case may be.  If the assets and funds distributed among the holders of the Series F Preferred and the Series E Preferred pursuant to this Section 2(b) shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution pursuant to this Section 2(b) shall be distributed ratably among the holders of the Series F Preferred and the Series E Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(c)           After payment has been made to the holders of the Series H Preferred, Series G Preferred, Series F Preferred and Series E Preferred of the full amounts to which they shall be entitled as set forth in Section 2(a) and (b), respectively, holders of the Series D Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred, the Series B Preferred and the Common Stock by reason of their ownership of Series C Preferred and Series D Preferred, the amount equal to the sum of (i) $4.00 per share for each share of Series D Preferred and Series C Preferred then held by them (as adjusted for Recapitalizations with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends or distributions on each share of Series D Preferred and Series C Preferred, as the case may be.  If the assets and funds distributed among the holders of the Series D Preferred and Series C Preferred pursuant to this Section 2(c) shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution pursuant to this Section 2(c) shall be distributed ratably among the holders of the Series D Preferred and Series C Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

3.

(d)           After payment has been made to the holders of the Series H Preferred, Series G Preferred, Series F Preferred, Series E Preferred, Series D Preferred and Series C Preferred of the full amounts to which they shall be entitled as set forth in Sections 2(a), (b) and (e), respectively, holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred and the Common Stock by reason of their ownership of such stock, the amount equal to the sum of (i) $1.25 per share for each share of Series B Preferred then held by them (as adjusted for Recapitalizations with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends or distributions on each share of Series B Preferred.  If the assets and funds distributed among the holders of the Series B Preferred pursuant to this Section 2(d) shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution pursuant to this Section 2(d) shall be distributed ratably among the holders of the Series B Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(e)           After payment has been made to the holders of the Series H Preferred, Series G Preferred, Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred and the Series B Preferred of the full amounts to which they shall be entitled as set forth in Sections 2(a), (b), (c) and (d), respectively, then holders of the Series A Preferred shall be entitled to receive the amount equal to the sum of (i) $1.25 per share for each share of Series A Preferred then held by them (as adjusted for Recapitalizations with respect to such shares), and (ii) an amount equal to declared but unpaid dividends or distributions on each share of Series A Preferred.  If the assets and funds thus distributed among the holders of the Series A Preferred pursuant to this Section 2(e) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution pursuant to this Section 2(e) shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(f)           After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) through (e) above, then the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed on a pro rata basis to the holders of the outstanding Series H Preferred, Series G Preferred and Common Stock in a manner such that the amount distributed to each holder of Series H Preferred, Series G Preferred or Common Stock shall equal the amount obtained by multiplying such remaining assets and funds by a fraction, the numerator of which shall be the sum of the total number shares of Common Stock (assuming conversion of the Series H Preferred and Series G Preferred into Common Stock) then held by the holder, and the denominator of which shall be the sum of the of the total number of shares of Common Stock (assuming conversion of the Series H Preferred Series G Preferred into Common Stock) then outstanding.

4.

(g)           For purposes of this Section 2, a merger or consolidation of the corporation with or into any other person or entity, or the merger of any other person or entity into the corporation, or the sale of all or substantially all of the assets of the corporation, or any other corporate reorganization (a “Major Transaction”), in which the shareholders of the corporation receive distributions in cash, property or securities of another person or entity as a result of such Major Transaction, and in which the shareholders of the corporation immediately prior to such Major Transaction will not hold at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity following such Major Transaction (which includes a series of related transactions), shall be treated as a liquidation, dissolution or winding up of the corporation.

3.           Voting Rights and Directors.

(a)          Preferred Stock and Common Stock.

(i)           Votes.  Except as otherwise required by law or by this Section 3 or Section 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred Stock issued and outstanding shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class.  Holders of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the corporation.  Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which such shares of Preferred Stock held by each holder could he converted) be rounded down to the nearest whole number.  The directors of the corporation need not be elected by written ballot unless the Bylaws so provide, except as required by law.  Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

(ii)         Cumulative Voting.  Shareholders of this corporation shall not be entitled to cumulate their votes at any election of directors of this corporation.   The provisions of this Section 3(a)(ii) shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

(iii)        Action by Shareholders.  Following the closing of a Qualified IPO (as defined in Section 4(b)), no action shall be taken by the shareholders of the corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws, and no action shall be taken by the shareholders by written consent or electronic transmission.

5.

(b)          Board of Directors Election and Removal prior to Qualified IPO.

(i)           Election.  The holders of the Series H Preferred (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect one (1) director of the corporation; the holders of the Series G Preferred (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect two (2) directors of the corporation; the holders of the Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred (the “Other Preferred”), voting together as a separate class on an as-converted to Common Stock basis (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect one (1) director of the corporation; the holders of the Common Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect one (1) director of the corporation; and the holders of the Preferred Stock and the Common Stock, voting together as a single class on an as-converted to Common Stock basis (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect the remaining authorized number of directors, if any, of the corporation.

(ii)         Quorum; Required Vote.

(A)           Quorum.  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 3(b)(i) above (“Specified Stock”) shall constitute a quorum of the Specified Stock for the election of directors to be elected solely by the holders of the Specified Stock.

(B)           Required Vote.  With respect to the election of any director or directors by the holders of the outstanding shares of Specified Stock, that candidate or those candidates (as applicable) shall be elected who either: (1) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (2) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock.

(iii)        Vacancy.  If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Section 3(b)(i), then a successor to hold office for the unexpired term of such director may be elected by the majority vote, conducted either at a meeting of the holders of such Specified Stock or by written consent without a meeting, of holders of the shares of such Specified Stock that are entitled to elect such director under Section 3(b)(i), unless such vacancy was created by a removal, in which case such successor may be elected either by the majority vote of holders of the shares of such Specified Stock that are entitled to elect such director cast at a meeting of such holders or, in the case of any such vote taken by written consent without a meeting, the unanimous written consent of the holders of shares of such Specified Stock.

6.

(iv)         Removal.  Subject to Section 303 of the Corporations Code, any director who shall have been elected to the Board of Directors by the holders of any Specified Stock pursuant to Section 3(b)(i) may be removed during his or her term of office, either with or without cause, by the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either a meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders without a meeting.  Any vacancy created by such removal may be filled only in the manner provided in Section 3(b)(iii).

(v)          Procedures.  Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 3(b), shall be held in accordance with the procedures and provisions of the corporation’s Bylaws, the California Corporations Code and applicable law regarding shareholder meetings and shareholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(vi)         Termination.  Notwithstanding anything in this Section 3(b) to the contrary, the provisions of this Section 3(b) shall cease to be of any further force or effect upon the earlier of (A) the closing of a Qualified IPO (as defined in Section 4(b)), and (B) a Major Transaction.

(c)          Board of Directors and Bylaw Amendments following Qualified IPO.

(i)           Number.   Subject to Section 3(c)(v), the number of directors which shall constitute the Board of Directors shall be fixed in accordance with the Bylaws of the corporation.

(ii)          Election.  Subject to Section 3(c)(v), and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of shareholders for a term of one year.  Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iii)        Vacancies.   Subject to Section 3(c)(v), and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

7.

(iv)         Bylaw Amendments.   Subject to Section 3(c)(v), the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation, provided, however, that a bylaw specifying or changing a fixed number of directors or the maximum or the minimum number or changing from a fixed to a variable board or vice versa may only be adopted by the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote.  The shareholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Articles of Incorporation, and subject to the preceding sentence regarding the amendment of a bylaw specifying or changing a fixed number of directors or the maximum or the minimum number or changing from a fixed to a variable board or vice versa, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

(v)          Effectiveness.  Notwithstanding anything in this Section 3(c) to the contrary, the provisions of this Section 3(c) shall be of no force or effect until immediately after the closing of a Qualified IPO (as defined in Section 4(b).

4.           Conversion.  The holders of the Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series A Preferred by dividing $1.2500 by the Series A Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series B Preferred by dividing $1.2500 by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series C Preferred by dividing $1.9772 by the Series C Conversion Price (as defined below) in effect at the time of conversion, (iv) in the case of the Series D Preferred by dividing $1.9772 by the Series D Conversion Price (as defined below) in effect at the time of conversion, (v) in the case of the Series E Preferred by dividing $2.0024 by the Series E Conversion Price (as defined below) in effect at the time of conversion, (vi) in the case of the Series F Preferred by dividing $2.0260 by the Series F Conversion Price (as defined below) in effect at the time of conversion, (vii) in the case of the Series G Preferred by dividing $1.4300 by the Series G Conversion Price (as defined below) in effect at the time of conversion, and (viii) in the case of the Series H Preferred by dividing $5.00 by the Series H Conversion Price (as defined below) in effect at the time of conversion.  The number of shares of Common Stock into which each share of a series of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for each such series.

As of the date these Amended and Restated Articles of incorporation are filed with the Secretary of State of the State of California (the “Filing Date”):

(i)           The “Series A Conversion Price” shall be three dollars and sixty-two and one-half cents ($3.6250),

(ii)          The “Series B Conversion Price” shall be three dollars and sixty-two and one-half cents ($3.6250),

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(iii)        The “Series C Conversion Price” shall be four dollars and fourteen and seven-tenths cents ($4.1470),

(iv)         The “Series D Conversion Price” shall be four dollars and fourteen and seven-tenths cents ($4.1470),

(v)          The “Series E Conversion Price” shall be four dollars and fourteen and seven-tenths cents ($4.1470),

(vi)         The “Series F Conversion Price” shall be four dollars and fourteen and seven-tenths cents ($4.1470),

(vii)        The “Series G Conversion Price” shall be four dollars and fourteen and seven-tenths cents ($4.1470), and

(viii)       The “Series H Conversion Price” shall be five dollars ($5.00).

The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price, the Series G Conversion Price and/or the Series H Conversion Price, as applicable, shall be collectively referred to as the “Conversion Price”, and shall be subject to adjustment as provided in Sections 4(d) and (e) below.  Upon any adjustment in a Conversion Price pursuant to Sections 4(d) and (e) below, the corresponding Conversion Rate shall be appropriately adjusted.

(b)          Automatic Conversion.

(i)           Qualified IPO. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public if (x) the price per share (determined without regard to underwriter commissions and expenses) is not less than $7.50 (as adjusted for Recapitalizations), and (y) the aggregate gross proceeds to the corporation are not less than $20,000,000 (or its equivalent if the primary listing of shares is on a non-U.S. exchange or over-the-counter market) before deduction of underwriting discount and commissions (such an initial public offering is referred to as a “Qualified IPO”).

(ii)           Consent.  Each share of a Series H Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the written consent of holders of at least seventy-five percent (75%) of the then outstanding shares of Series H Preferred.  Each share of Series G Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the written consent of holders of at least two-thirds (2/3) of the then outstanding shares of Series G Preferred.  Each share of each series of Other Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the written consent of holders of at least a majority of the then outstanding shares of such series of Other Preferred.

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(c)          Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock into Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair value of such shares at the time of conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that the holder elects to convert the same.

In the event of an automatic conversion pursuant to Section 4(b), the applicable outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.  The corporation shall, as soon as practicable after the delivery of such certificates or such indemnification agreement in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

Subject to the requirements of this Section 4, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, or such indemnification agreement in the case of a lost certificate, or in the case of automatic conversion on the date of closing of the Qualified IPO or the date of election by holders of Preferred Stock pursuant to Section 4(b)(ii) (as the case may be), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)          Conversion Price Adjustments.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Special Definitions.  For purposes of this Section 4(d), the following definitions shall apply:

(1)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2)          “Series H Original Issue Date” shall mean the date on which a share of Series H Preferred was first issued.

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(3)          “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(4)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the corporation after the Series H Original Issue Date other than shares of Common Stock or Convertible Securities issued or issuable:

(A)           upon conversion of shares of the Preferred Stock or exercise of outstanding Options;

(B)           pursuant to employee or director stock plans, employee or director option plans, other employee stock incentive plans approved by the Board of Directors or other stock arrangements involving employees or consultants of the corporation which have been approved by the Board of Directors (“Service Stock Plans”), provided, that, such grants or issuances after the Series H Original Issue Date do not exceed one million eight hundred eighty thousand one hundred ninety-three (1,880,193) shares of Common Stock in the aggregate, assuming the exercise of all such grants or issuances (as adjusted for Recapitalizations) provided further, however, that such share amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, or options (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(C)           pursuant to any event for which adjustment has already been made pursuant to this Section 4(d) or Section 4(e);

(D)          as a dividend or distribution on the Preferred Stock;

(E)           pursuant to equipment lease financing or bank financing transactions or leasehold arrangements approved by the Board of Directors not to exceed two hundred fifty thousand (250,000) shares (as adjusted for Recapitalizations);

(F)           in connection with technology licenses or technology acquisitions, sponsored research, collaboration, development agreements, distribution or marketing agreements, or any other strategic partnership relationships approved by the Board of Directors, not to exceed one million (1,000,000) shares (as adjusted for Recapitalizations);

(G)           pursuant to any acquisition, merger or purchase of all or substantially all the assets of another corporation approved by the Board of Directors, provided that shareholders of the corporation immediately prior to such acquisition, merger or purchase continue to hold a majority of the outstanding capital stock of the corporation immediately following such transaction, or pursuant to a joint venture approved by the Board of Directors;

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(H)           in connection with any Recapitalization by the corporation; or

(I)            to the public in a Qualified IPO.

(ii)         No Adjustment of Conversion Price.

(1)           No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of and immediately prior to such issue.

(2)           No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the corporation receives notice from the holders of a majority of the then outstanding shares of Preferred Stock (calculated on an as-converted to Common Stock basis) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)        Deemed Issue of Additional Shares of Common Stock.  Except as provided in Section 4(d)(i)(4) above, in the event the corporation at any time or from time to time after the Series H Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v)(2) below) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)           no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the initial issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

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(3)           on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, the Conversion Price computed upon the initial issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall be recomputed as if the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the corporation upon such conversion or exchange, if any; and

(4)           no readjustment pursuant to clause (2) or clause (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (unless the Conversion Price is increased above the initial Conversion Price pursuant to Section 4(e)(ii)), or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv)         Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to Section 4(e)) without consideration or for a consideration per share less than the Conversion Price applicable on and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect on the date of and immediately prior to such issue by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of such Additional Shares of Common Stock so issued, provided that for purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock shall be deemed issued pursuant to Section 4(d)(iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding.

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(v)          Determination of Consideration.  For purposes of this Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)         Cash and Property.  Such consideration shall:

(A)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation (excluding amounts paid or payable for accrued interest or accrued dividends);

(B)           insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)           in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2)         Options and Convertible Securities.  The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(A)           the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)          Adjustment of Conversion Price for Certain Other Events.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions of Common Stock.  If the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, without a corresponding stock dividend or subdivision or split up with respect to the Preferred Stock, then the Conversion Price then in effect shall, concurrently with the effectiveness of such dividend, subdivision or split up, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

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(ii)          Adjustments for Combinations of Common Stock.  If the number of shares of Common stock outstanding is decreased by a combination of the outstanding shares of Common Stock, without a corresponding combination of the Preferred Stock, then the Conversion Price then in effect shall, concurrently with the effectiveness of such combination, be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of such Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii)        Adjustments for Stock Dividends and Other Distributions.  In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the corporation not made on a pro rata basis from all holders of any class of the corporation’s securities) payable in property or in securities of the corporation other than shares of Common Stock, then and in each such event the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

(iv)         Adjustments for Reclassification, Exchange and Substitution.  Except as provided in Section 2, upon any liquidation, dissolution or winding up of the corporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such share of Preferred Stock shall have been entitled upon such reorganization or reclassification.

(f)           No Impairment.  Except as provided in Section 5, the corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

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(g)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.  Notwithstanding the foregoing, no adjustment of any Conversion Price shall be made if the amount of any such adjustment would be an amount less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount(s) so carried forward, shall aggregate an increase or decrease of $0.05 or more.

(h)          Notices of Record Date.  In the event that the corporation shall propose at any time:

(i)           to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)         to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)        to merge or consolidate with or into any other person or entity, or sell, lease or convey all or substantially all its property or business or to effect a reorganization as defined in the California Corporations Code, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Preferred Stock:

(1)           at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) or (iii) above; and

(2)           in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the corporation, provided, however, that the corporation shall provide the holders of Series D Preferred with at least twelve (12) days’ prior written notice of those matters set forth in (1) and (2) above delivered by overnight courier.  Failure to give such notice, or any defect therein shall not affect the legality of any such action with respect to any party other than with respect to the holders of the Preferred Stock.

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5.           Covenants.

(a)          In addition to any other rights provided by law, so long as at least one million (1,000,000) shares (as adjusted for Recapitalizations) of Series H Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series H Preferred, voting as a single class:

(i)           amend, waive or repeal any provision of the corporation’s Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred;

(ii)          increase or decrease the authorized number of shares of the Series H Preferred;

(iii)        authorize, create or issue any class or series of stock having any preference or priority as to dividends, liquidation rights or assets superior to or on a parity with the Series H Preferred.

(b)          In addition to any other rights provided by law, so long as at least one million (1,000,000) shares (as adjusted for Recapitalizations) of Series G Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series G Preferred, voting as a single class:

(i)           amend, waive or repeal any provision of the corporation’s Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series G Preferred;

(ii)          increase or decrease the authorized number of shares of the Series G Preferred;

(iii)        authorize, create or issue any class or series of stock having any preference or priority as to dividends, liquidation rights or assets superior to or on a parity with the Series G Preferred.

(c)          In addition to any other rights provided by law, so long as at least twenty-five percent (25%) of the authorized Preferred Stock shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis:

(i)           increase or decrease the total number of authorized shares of Preferred Stock;

(ii)         engage in any business other than the business engaged in or proposed to be engaged in by the corporation immediately prior to the Series H Original Issuance Date;

(iii)        enter into a Major Transaction;

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(iv)         amend, waive or repeal any provision of the corporation’s Articles of Incorporation or Bylaws if such action would materially adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

(v)           redeem or purchase any of the Preferred Stock or any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation upon or after termination of the employment, consulting or other relationship between the corporation and such persons;

(vi)         increase or decrease the authorized number of directors;

(vii)        authorize or effect any liquidation, dissolution or winding up of the corporation;

(viii)      authorize or create any class or series of stock having any preference or priority as to dividends, liquidation rights or assets superior to or on a parity with the Series G Preferred or Series H Preferred; or

(ix)         take any action that results in the payment or declaration of any dividends on any shares of Common Stock.

6.           Status of Converted Stock.  In case any shares of any series of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall not be reissued and shall not resume the status of authorized but unissued shares of Preferred Stock.

7.           Redemption of Series H Preferred.

(a)          At any time following the date that is thirty (30) months after the Series H Original Issue Date (the “Series H Redemption Date”), the holders of at least seventy-five percent (75%) of the Series H Preferred may request redemption (each, a “Requesting Series H Holder”) by sending a Redemption Notice to the corporation requesting payment of the Series H Redemption Price (as defined below) for shares of Series H Preferred held by such holder.  The Redemption Notice shall set forth (i) the amount of shares held by the Requesting Series H Holder; (ii) the number of Series H Preferred shares to be redeemed (the “Series H Designated Shares”), and (iii) the address at which such Requesting Series H Holder may receive payment of the Series H Redemption Price upon surrender of its share certificates for the Series H Designated Shares.  Upon such request, the corporation shall redeem the Series H Designated Shares within thirty (30) days from the date of the Redemption Notice (the “Series H Redemption Date”) through cash payment of the Series H Redemption Price (as defined below), payable in two equal annual installments commencing on the Series H Redemption Date, from any source of funds legally available to the corporation therefor.

(b)          The redemption price for each share of Series H Designated Shares shall be equal to five dollars ($5.00) plus any declared and unpaid dividends payable on each share of Series H Preferred (the “Series H Redemption Price”).

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(c)          If the corporation has sufficient and legally available funds to redeem all of the Series H Designated Shares at the Series H Redemption Price, then all Series H Designated Shares shall be redeemed subject to the provisions of this Section 7.  In the event the corporation does not have sufficient funds legally available to redeem all Series H Designated Shares, the corporation may, subject to the approval of the Requesting Series H Holder, reduce the Series H Redemption Price and provide the Requesting Series H Holder with a Reply Notice setting forth the reduced Series H Redemption Price at which the Requesting Series H Holder may redeem the Series H Designated Shares.  Upon receipt of the Reply Notice, the Requesting Series H Holder shall notify the corporation in writing within twenty (20) days as to whether the Requesting Series H Holder chooses to (i) accept the reduced Series H Redemption Price, or (ii) decline the reduced Series H Redemption Price and remain a Series H Preferred shareholder.  If the Requesting Series H Holder elects to accept the reduced Series H Redemption Price, then such payment shall constitute full payment of the Series H Redemption Price for the Series H Designated Shares and the Requesting Series H Holder shall have no further rights with respect to such shares.

(d)          From and after the Series H Redemption Date, unless there shall have been a default in payment of the applicable Series H Redemption Price, all rights of the holders of shares of Series H Preferred designated for redemption as holders of Series H Preferred (except the right to receive the applicable Series H Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

The redemption rights set forth in this Section 7 shall terminate upon the earlier of (i) the conversion of all of the Series H Preferred under Section 4(b) above, and (ii) the closing of a Qualified IPO.

IV

1.           Limitation of Directors’ Liability.  The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.           Indemnification of Corporate Agents.  This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

3.           Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

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3.           The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the Board of Directors.

4.           The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of Class A Common Stock Voting of the corporation is 3,235,804, of the Series A Preferred is 967,497, of the Series B Preferred is 4,219,914, of the Series C Preferred is 1,568,692, of the Series D Preferred is 5,439,413, of the Series E Preferred is 2,050,820, of Series F Preferred is 1,143,764, of the Series G Preferred is 10,489,511 and of the Series H Preferred is none.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The vote required was (i) not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series G Preferred Stock of the corporation entitled to vote, (ii) not less than sixty percent (60%) of the Preferred Stock, (iii) and a majority of the outstanding shares of the capital stock of the corporation entitled to vote.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 10, 2008

/s/ Daniel Zurr
Daniel Zurr
President

/s/ Robert L. Jones
Robert L. Jones
Secretary